UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, CA 94043

Dear Stockholder,

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc. (the “Company”), to be held on May 18, 2007, 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly register your vote in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Ronald S. Jankov
First mailed to stockholders on or about April 20, 2007	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO PROMPTLY RETURN YOUR PROXY.

NETLOGIC MICROSYSTEMS, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 18, 2007

To the Stockholders of NetLogic Microsystems, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), will be held on May 18, 2007, at 8:00 a.m., local time, at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, for the following purposes:

1. To elect two members of our board of directors to hold office until the 2010 annual meeting of stockholders or until their respective successors have been elected or appointed. The nominees are Leonard Perham and Alan Krock;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors has fixed the close of business on March 20, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting. A list of such stockholders will be available for inspection at the principal office of the Company.

You are cordially invited to attend the Annual Meeting. However, to ensure that you are represented at the Annual Meeting, please register your vote as promptly as possible in accordance with the instructions set forth on the enclosed proxy card. A return addressed envelope is enclosed for your convenience. If you attend the Annual Meeting, you may vote in person even though you have returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Roland B. Cortes
Secretary

Mountain View, California

April 20, 2007

NETLOGIC MICROSYSTEMS, INC.

1875 Charleston Road

Mountain View, California 94043

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), of proxies, in the accompanying form, to be used at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303, on May 18, 2007, at 8:00 a.m., local time, and any adjournments of the Annual Meeting. Unless the context otherwise requires, the “Company,” “we,” “us,” and similar terms refer to NetLogic Microsystems, Inc.

This Proxy Statement and the accompanying proxy card are being mailed on or about April 20, 2007 to all stockholders entitled to notice of and to vote at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting, as discussed below. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Holders of our common stock are entitled to one vote per share on all matters. To vote in person, a stockholder must attend the Annual Meeting, and then complete and submit the ballot provided at the meeting. To vote by proxy, a stockholder must mark, sign, and date the enclosed proxy card and mail it to the Company’s transfer agent or submit a proxy electronically by using the Internet and logging on to www.eproxy.com/netl/ by following the instructions provided on the proxy card. An automated system administered by the Company’s transfer agent tabulates stockholder votes submitted by proxy, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Brokers holding shares in street name for customers have the discretionary authority to vote on certain matters when they have not received instructions from the beneficial owners of shares. Under applicable rules, brokers have the discretion to vote on routine matters such as the uncontested election of directors and the ratification of the appointment of an accounting firm. Brokers that do not receive instructions from the beneficial owners are entitled to vote on Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2007 audit). Broker non-votes, if any, will be considered for purposes of determining a quorum, but they will not be considered as entitled to vote and will not have any effect on any of the votes contemplated by this Proxy Statement.

The voting requirements for the proposals that we will consider at the Annual Meeting are as follows:

•

Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, and the two directors who receive the most votes will be elected to our board of directors. Abstentions and votes that are withheld will not affect the election of directors.

•

Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 2 to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the audit of our fiscal 2007 financial statements. Abstentions will have the effect of votes against this proposal.

All proxies will be voted as specified on the proxy cards submitted by stockholders, if the proxy is properly executed or electronically submitted and is received by the Company prior to the close of voting at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If no choice has been specified, a properly completed and timely returned or electronically submitted proxy card will be voted for our board of directors’ nominees and for Proposal No. 2, which are described in detail elsewhere in this Proxy Statement. In addition, all properly completed and timely returned or electronically submitted proxy cards will be voted by the proxies in their discretion for any other matters properly and timely submitted for a vote at the Annual Meeting.

The close of business on March 20, 2007 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our common stock at the close of business on March 20, 2007 will be entitled to notice of and to vote at the Annual Meeting. As of that date, we had 20,727,898 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote per share.

The cost of soliciting proxies, including expenses in connection with preparing and mailing of this Proxy Statement, will be borne by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company will reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, electronic facsimile transmission and other electronic means, and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such solicitation. The Company has retained Wells Fargo Shareowner Services to assist in the distribution of proxies for a fee estimated to be approximately $5,000.00 plus reasonable out-of-pocket expenses.

Copies of the Company’s 2006 Annual Report on Form 10-K are being mailed to stockholders with this Proxy Statement. Additional copies of the Company’s 2006 Annual Report on Form 10-K, excluding exhibits, may be obtained by any stockholder without charge by making a request through the Company’s website “Investor Information” pages at www.netlogicmicro.com or by written request addressed to: Investor Relations, NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043.

REVOCABILITY OF PROXIES

You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bearing a later date, by following the specified procedures for submitting a proxy electronically and changing your vote, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Mr. Perham, Mr. Broyles, Mr. Krock, Mr. Godinho and Mr. Domenik are “independent,” as defined under Marketplace Rule 4200(a)(15) of the listing rules of the NASDAQ Stock Market (“NASDAQ”). No director qualifies as independent unless the board of directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company also independently reviews the relationship of the Company to any entity employing a director or on which the director serves as a member of the board of directors. Our board of directors has determined that all directors who served during our 2006 fiscal year and all of our director nominees, other than Mr. Jankov, are independent in accordance with SEC and the NASDAQ rules. The board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of these directors in their service on the Company’s board of directors or its committees. The board also considered share ownership of the directors and determined in the case of Mr. Godinho that his beneficial ownership of shares representing approximately 15.0% of the common stock does not result in his having a controlling block of shares or prevent him from acting independently.

Our board of directors has also determined that Mr. Perham is the lead independent director. Our board of directors has standing Audit, Compensation and Governance and Nominating Committees, each of which is comprised solely of independent directors in accordance with the NASDAQ listing rules.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors that applies to all of our employees and directors. We have posted this Code of Business Conduct and Ethics on the Company’s website at www.netlogicmicro.com.

Stockholder Communications with the Board

Stockholders who desire to communicate with the board, or to a specific director, may do so by delivering the communication addressed to either the board of directors or any director, c/o NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043. These communications will be delivered to the board, or any individual director, as specified.

Annual Meeting Attendance

Our board of directors encourages each director to attend our annual meetings of stockholders, but attendance is not required. Mr. Godinho attended our 2006 annual meeting of stockholders.

Board of Directors

The names of each of our directors at April 1, 2007 and certain information about them are set forth below:

Name	Age	Position
Leonard Perham (1)(2)	63	Chairman of the Board
Douglas Broyles (3)	65	Director
Steve Domenik (1)(2)(3)	55	Director
Norman Godinho	66	Director
Ronald Jankov	48	Director, Chief Executive Officer and President
Alan Krock (1)	46	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the governance and nominating committee.

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Leonard Perham has served as a member of or Chairman of our board since March 2000. Mr. Perham is a private investor who holds officer and director positions with various private companies. From April 1991 to January 2000, Mr. Perham was the Chief Executive Officer of Integrated Device Technology, Inc.

Douglas Broyles has served as a member of our board since December 1999. Mr. Broyles has been a General Partner with Huntington Ventures since September 2000. For the past 25 years, Mr. Broyles has been associated, as an investor and board member, with several Silicon Valley technology companies. Mr. Broyles also currently serves on the board of Peak International Ltd.

Steve Domenik has served as a member of our board since January 2001. Since 1995, Mr. Domenik has been with Sevin Rosen Funds, a venture capital firm, where he is a General Partner. During his tenure at Sevin Rosen Funds he has led numerous investments in private companies. Mr. Domenik also sits on the boards of directors of various private companies.

Norman Godinho is one of our founders and has served as a member of our board since the Company’s inception. From December 1997 to April 2000, Mr. Godinho served as our Chief Executive Officer. In August 1980, Mr. Godinho co-founded Integrated Device Technology, Inc. Mr. Godinho was also a director and Vice President of Paradigm Technology Limited, a semiconductor company, which he co-founded in 1987.

Ronald Jankov has served as our President, Chief Executive Officer and as a member of our board of directors since April 2000. From September 1995 to September 1999, Mr. Jankov was Vice President of Sales and then Vice President and General Manager for the Multimedia Division of NeoMagic Corporation, a provider of semiconductors for handheld systems. Prior to that time, Mr. Jankov was Vice President of Cyrix Corporation, a microprocessor company, and held various engineering, sales and management positions at other semiconductor companies, including LSI Logic Corp. and Texas Instruments.

Alan Krock has served as a member of our board since August 2005. Mr. Krock was Vice President and Chief Financial Officer of PMC-Sierra, Inc. from November 2002 until March 1, 2007 when he became Vice President of Corporate Affairs for PMC-Sierra, Inc. Mr. Krock was Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002. Previously Mr. Krock held management positions at Rohm Corporation and Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Krock has served on the board of directors of Sipex Corporation since September 2006.

Board Classification

Our board of directors is divided into three classes, as follows:

•	Class I consists of Norman Godinho and Ronald Jankov whose terms will expire at our annual meeting of stockholders to be held in 2008;

•	Class II consists of Douglas Broyles and Steve Domenik whose terms will expire at our annual meeting of stockholders to be held in 2009; and

•	Class III consists currently of Leonard Perham and Alan Krock whose terms will expire at the Annual Meeting.

Our Class III directors’ terms will expire at the Annual Meeting. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Because no more than two directors may be elected at each annual meeting, this classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Board Meetings and Committees

Board of Directors

Mr. Perham serves as chairman of our board. Our board of directors held four meetings in 2006. In addition, our board acted at times by unanimous written consent pursuant to Delaware law. None of the directors attended fewer than 75 percent of the total number of meetings held during the year or the total number of meetings held by all committees of the board on which he served during the year.

Audit Committee

Mr. Krock, Mr. Perham and Mr. Domenik are the current members of our Audit Committee. All are “independent,” as defined by Marketplace Rule 4350(d) of the NASDAQ listing rules. Mr. Krock serves as the chairman of the committee. The Audit Committee held ten meetings in 2006. The board of directors has determined that Mr. Krock is the “audit committee financial expert,” as defined under Item 407(d)(5)(i) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee and our board of directors. Our Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements, including the appointment, compensation, retention and oversight of our independent auditor. Our Audit Committee also is charged with reviewing reports or complaints with respect to the accounting, auditing and/or internal controls of the Company, including possible violations under our “whistleblower” policy. The responsibilities of our audit committee are described in the Audit Committee Charter adopted by our Board of Directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

Compensation Committee

Mr. Perham and Mr. Domenik are the current members of our Compensation Committee. Mr. Domenik serves as the chairman of the Committee. Our Compensation Committee held seven meetings in 2007. In addition, the Compensation Committee acted at times by unanimous written consent pursuant to Delaware law.

Our Compensation Committee does not have a charter; rather, its duties and obligations have been specified by the board of directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, develops performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews general policies relating to compensation and benefits, and produces an annual report on executive compensation for inclusion in our annual proxy statement.

Governance and Nominating Committee

Mr. Broyles and Mr. Domenik are the current members of our Governance and Nominating Committee. Mr. Broyles serves as the chairman of the Committee. Our Governance and Nominating Committee held one meeting in 2006. Our Governance and Nominating Committee identifies prospective board candidates, recommends nominees for election to our board of directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the board of directors, and provides oversight in the evaluation of our board of directors and each committee. The responsibilities of our Governance and Nominating Committee are described in the Governance and Nominating Committee Charter approved by our board of directors, a current copy of which is available on the Company’s website at www.netlogicmicro.com.

As the only two Class III directors, Mr. Perham and Mr. Krock are the only candidates for director to be elected at the Annual Meeting. Their nominations have been approved by the entire board of directors, including all of the independent directors.

When there is a need to identify or evaluate a prospective nominee, our Governance and Nominating Committee undertakes a careful review process which may involve, among other things, candidate interviews, inquiries of the person or persons recommending the candidate, engagement of an outside firm to gather additional information and/or discussions with management and incumbent directors. In evaluating candidates, including current directors eligible for re-election, our Governance and Nominating Committee considers various factors that it considers necessary or appropriate, including the size and composition of our board of directors and our committees, the needs of our board of directors and our committees, the candidate’s expertise and experience, the candidate’s independence and potential conflicts of interest, the candidate’s character and integrity, and the candidate’s existing commitments. Upon completion of its review and evaluation, our Governance and Nominating Committee makes its recommendations to our board of directors regarding the candidate(s). After considering our Governance and Nominating Committee’s recommendations, our board of directors determines and approves which candidate(s) shall be nominated for election to our board of directors, subject to stockholder approval.

Our Governance and Nominating Committee will consider candidates for nomination as director who are recommended by the Company’s stockholders and will not evaluate such candidates differently than other nominations for director. To recommend a prospective candidate for consideration by our Governance and Nominating Committee, stockholders of the Company must hold at least $2,000 in market value or one percent of the Company’s outstanding voting securities continuously for at least one year prior to the date of the submission of the recommendation. Recommendations received after the date that is 120 days prior to the one year anniversary of the mailing of the previous year’s proxy statement, will likely not be considered timely for consideration at that year’s annual meeting. The submission deadline for next year’s annual meeting is set forth under “Stockholder Proposals for 2008 Annual Meeting” elsewhere in this proxy statement. Stockholders may suggest qualified candidates for director by giving timely notice in writing to the committee at the following address: NetLogic Microsystems, Inc., 1875 Charleston Road, Mountain View, California 94043, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and an explanation of the reasons why the stockholder believes this candidate is qualified for service on the Company’s board of directors. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The Secretary will then forward this information to our Governance and Nominating Committee. Our Governance and Nominating Committee charter, which sets forth the policies and procedures for director candidates, is posted on our website at www.netlogicmicro.com.

To date, the Company has not rejected any candidate timely recommended by any stockholder or group of stockholders owning more than five percent (5%) of our common stock.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves on or has served on the board of directors or compensation committee of another entity that has one or more members serving on our board of directors or Compensation Committee. None of our executive officers served on the board of directors or compensation committee of another entity during the past fiscal year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2006 for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)		All Other Compensation ($)	Total ($)
Leonard Perham	20,000	91,326	(3)	—	111,326
Steve Domenik	15,000	91,326	(3)	—	106,326
Norman Godinho	10,000	91,326	(3)	—	101,326
Douglas Broyles	15,000	91,326	(3)	—	106,326
Alan Krock	20,000	213,618	(4)	—	111,326

Total	80,000	578,922		—	658,922

(1)

Amounts in the table reflect the compensation cost recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.

(2)

As of December 31, 2006, each of our non-employee directors held outstanding options to purchase the following number of shares of our common stock: Leonard Perham, 14,166; Steve Domenik, 14,166; Norman Godinho, 14,166; Douglas Broyles, 14,166; and Alan Krock, 17,399.

(3)

Reflects the compensation costs recognized in fiscal 2006 for stock option grants with the following fair values as of the grant date: an option to purchase 10,000 shares granted on July 14, 2005 with a fair value of $88,781, and an option to purchase 10,000 shares granted on July 19, 2006 with a fair value of $136,853.

(4)

Reflects the compensation costs recognized in fiscal 2006 for stock option grants with the following fair values as of the grant date: an option to purchase 40,000 shares granted on August 5, 2005 with a fair value of $412,918, and an option to purchase 10,000 shares granted on July 19, 2006 with a fair value of $136,853.

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for board services in addition to their compensation as employees. Consequently, during fiscal year 2006, Mr. Jankov did not receive compensation for his role as a director.

Cash Compensation

We provide annual cash compensation to our non-employee directors payable after the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders. In fiscal 2006, we awarded cash compensation to our non-employee directors as follows:

•	$10,000 to each of our non-employee directors for service on our board of directors, and $1,000 for each board meeting attended in person when traveling from out-of-town;

•	An additional $10,000 to Mr. Krock for service as the chairman of the Audit Committee;

•	An additional $5,000 to each of Mr. Domenik and Mr. Broyles for services as the chairmen of each of the Compensation and Governance and Nominating Committees, respectively; and

•	An additional $10,000 to Mr. Perham for service as the lead independent director.

Equity Compensation

In connection with their board service, outside directors are eligible to receive, and have received, stock options under our 2004 Equity Incentive Plan (the “2004 Plan”). Under the terms of the 2004 Plan, each outside director receives an initial option grant to purchase 40,000 shares of our common stock upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years from the date of grant, with the first 25% of the shares subject to the initial option vested on the date of grant, and the remainder vesting monthly thereafter.

In addition, at the first regularly scheduled meeting of our board of directors following each annual meeting of stockholders, each outside director is automatically granted a nonstatutory option to purchase 10,000 shares of our common stock, provided the director has served on our board or directors for at least six months. These options vest on a monthly basis and become exercisable in full on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The exercise price of stock options granted to directors is equal to the fair market value of a share of our common stock on the date of grant, which under the 2004 Plan is the closing price per share of our common stock on the principal public market on which it is listed for trading. Currently, our common stock is listed and traded on the NASDAQ Global Select Market, or Nasdaq GSM. The accounting value of stock option grants to directors is calculated using the same methodology that we use to determine the accounting charge associated with similar equity-based awards for the fiscal period immediately preceding the grant date. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including our stock price volatility, option exercise patterns (expected life of options), future forfeiture rates and related tax effects.

During fiscal 2006, all option grants to board members were to continuing board members, each of whom received options to purchase 10,000 shares of our common stock. The grants were made on July 19, 2006 at an exercise price of $26.28 per share, which was the closing price of our common stock on the Nasdaq GSM on the same date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

Our Compensation Committee is composed of Mr. Domenik and Mr. Perham, who are independent, non-employee directors. The Compensation Committee reviews and makes recommendations to our board of directors concerning the compensation and benefits of our executive officers (including our chief executive officer) and directors, reviews and approves performance objectives for our officers and evaluates their performance in light of these objectives, administers our stock option and employee benefits plans, reviews and approves our general policies relating to compensation and benefits, and reviews and approves this Compensation Discussion and Analysis report for inclusion in this Proxy Statement.

Compensation Philosophy and Objectives

Our compensation philosophy and the objective of our compensation program is to align the interests of our stockholders and management by integrating executive compensation with our annual and long-term corporate strategic and financial objectives. We believe that the overall compensation for our executive officers should be fair, reasonable and competitive to attract, retain, motivate and reward well-qualified executives who contribute to our long-term success. Accordingly, our compensation program is designed to reward the performance of each executive officer and recognize the officer’s contribution to the overall performance of the Company in a particular fiscal year, as well as their contribution to our long-term strategic and financial objectives.

Consistent with our compensation philosophy and objectives, we consider many factors in determining appropriate compensation for our executive officers, including:

•	the individual performance of each officer relative to pre-determined individual and Company performance goals;

•	the experience and career potential of each officer;

•	the competitive market for both short-term and long-term compensation;

•	the prior compensation earned and awarded to each officer;

•	the success of the Company in achieving its strategic and financial goals; and

•	our need to obtain, retain and motivate highly qualified individuals.

To guide in the implementation of our compensation philosophy, our compensation program is designed to:

•	include equity grants that typically vest over multiple years to align long-term employee interests with the interests of our stockholders;

•	provide a direct and meaningful link between the Company’s goals and individual achievement of pre-determined, objective and well-defined goals; and

•	provide a competitive blend of short-term and long-term compensation to provide meaningful incentives for individual achievement.

Our total compensation packages may include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of stock options. Additionally, our compensation packages include a 401(k) plan, medical and other benefits, and severance and change in control and other post-termination benefits.

Competitive Market Data

Determining the competitive landscape is an essential step in implementing our compensation objectives. The Company and the Compensation Committee annually review competitive market information for its executive officers including short-term incentives such as base salaries, cash bonuses and commissions, and long-term incentives such as various forms of equity compensation including stock options, performance shares and restricted stock. As a part of this annual assessment, the Company engages an independent compensation consultant to assist the Company in determining relevant market data for a selected peer group of companies.

For fiscal year 2006, the Compensation Committee retained Radford Surveys and Consulting, a business unit of AON Consulting, Inc. (“Radford”), as an independent, third-party consulting firm. Working with Radford and the Company’s CEO, CFO and Corporate Secretary, the Compensation Committee selected a peer group of companies for comparative market analysis in the Company’s determination of 2006 executive officer compensation. The peer group was selected from companies included in the 2005 Radford Executive Survey and 2005 Radford Benchmark Surveys (collectively the “Surveys”) based on multiple factors, including industry segment, revenue, number of employees, geographical location, age, growth rate and market capitalization. The competitive information from the selected peer group included total cash compensation (i.e., base salary, bonuses and commissions) and total long-term incentive compensation (i.e., equity in the form of stock options) for executive officers.

Compensation Elements

Based on competitive market information and the Company’s compensation philosophy and objectives, the CEO submits his recommendations for executive compensation for the upcoming fiscal year to the Compensation Committee toward the end of the fiscal year. The Compensation Committee reviews these recommendations and can decide to accept or modify them. The Compensation Committee then submits its recommended proposal to the full board of directors for approval at the first meeting in the new fiscal year.

The Company’s executive officer compensation packages combine and allocate cash and equity-based compensation taking into account the role of each executive officer of the Company, market practices, and the total value of all forms of compensation including benefits and perquisites available to the individual. Our total compensation packages include base salary, annual cash bonuses and commissions, all paid in cash, as well as long-term compensation in the form of stock options. The rationale, design, reward process, and related information regarding the components of compensation are described generally below.

We do not currently have any equity or other security ownership policy that mandates ownership of certain amounts of our common stock by our executive officers. We have change of control arrangements with each of our executive officers, which provide for such executives to receive certain payments and benefits if their employment with the Company is terminated. These arrangements are discussed in detail below. The board of directors has determined that such payments and benefits are an integral part of a competitive compensation package for our executive officers.

Cash Compensation

Base Salary. Base salaries are provided as compensation for day-to-day responsibilities and services to the Company. Executive salaries are reviewed annually. Other than the annual bonus program described below, there are no profit-sharing or deferred compensation programs.

For fiscal year 2006, the Compensation Committee reviewed salaries recommended by the Company’s CEO for the executive officers, and recommended the base salary of each executive officer on a case-by-case basis taking into account the individual officers’ responsibilities and performance, the competitive market information provided by Radford and the compensation objectives of the Company. For fiscal year 2006, the Company referenced the 50th percentile of the base salaries of executives in the Radford comparative peer group having similar responsibilities to the Company’s executive officers, along with other relevant information. The Compensation Committee approved and recommended to the board of directors the following base salary increases for fiscal 2006 for our named executive officers effective January 1, 2006:

•	Mr. Jankov’s base salary was increased by 20.0% from 2005 to $285,000;

•	Mr. Witmer’s base salary was increased by 7.5% from 2005 to $242,000;

•	Mr. Srinivasan’s base salary was increased by 7.5% from 2005 to $212,000;

•	Mr. Korgav’s base salary was increased by 8.0% from 2005 to $207,000; and

•	Ms. Zander’s base salary was increased by 8.0% from 2005 to $227,000.

In addition to base salary, Ms. Zander, our Vice President of Sales, was paid a commission of 0.13% on all product sales, or $124,998, in fiscal 2006.

Additionally, after reviewing competitive market compensation information and the performance of the Company and each individual executive officer in fiscal 2006, and based on the recommendation of the Company’s CEO, the Compensation Committee approved and recommended the following base salary increases for our named executive officers for fiscal 2007, which were approved by the board of directors on January 17, 2007:

•	Mr. Jankov’s base salary was increased by 10% from 2006 to $313,500;

•	Mr. Witmer’s base salary was increased by 5% from 2006 to $254,100;

•	Mr. Srinivasan’s base salary was increased by 5% from 2006 to $222,600;

•	Mr. Korgav’s base salary was increased by 5% from 2006 to $217,400; and

•	Ms. Zander’s base salary was increased by 5% from 2006 to $238,400.

In addition, the Compensation Committee recommended that Ms. Zander receive a commission of 0.13% on all product sales in fiscal 2007, which also was approved by the board of directors.

Mr. Hamamatsu served as our interim chief financial officer from October 24, 2006 to January 17, 2007 while Mr. Witmer was on medical leave. Mr. Hamamatsu received a base salary increase of 5.0% in August 2006 in connection with his annual performance review, but did not receive a salary increase for serving as interim.

Bonuses. Our annual cash bonus plan is designed to reward our executive officers and other key contributors for achieving annual individual and Company strategic and financial goals. The Compensation Committee reviews annual bonuses recommended by the Company’s CEO for the executive officers, and sets the annual bonus of each executive officer on a case-by-case basis taking into account the individual’s level of responsibilities and performance. The Compensation Committee gives substantial weight to the recommendations of the Company’s CEO with regard to the bonus payable to the other executive officers. The Compensation Committee also considers market information and the annual bonuses and other incentives paid to executive officers within the peer groups. The Compensation Committee recommends annual executive cash bonuses to the Company’s board of directors for their approval at their first meeting after the end of a fiscal year. Based on the CEO’s recommendation, the Compensation Committee and board of directors set the following bonus targets for each executive officer as a percentage of their respective 2006 base salaries: 42.2% for Mr. Jankov; 26.7% for Mr. Witmer; 26.1% for Mr. Korgav; 23.8% for Ms. Zander; and 25.4% for Mr. Srinivasan. Each executive officer’s performance goals for 2006 were established by the CEO and the Compensation Committee to be achievable by each officer when performing at or above a performance level that the Company believes would be expected of a similarly situated officer of a competitive peer company.

For fiscal year 2006, our Compensation Committee and board of directors set approved a cash bonus pool equal to 5.5% of our non-GAAP net income for fiscal 2006. Our Non-GAAP net income for fiscal year 2006 can be calculated by removing the following expenses from GAAP net income reported our Form 10-K for the year ended December 31, 2006: (1) stock-based compensation expense of $11.9 million, and (2) the following charges totaling $13.0 million associated with the acquisition of the network search engine business from Cypress Semiconductor Corporation: amortization of intangible assets, an in-process research and development charge and the effect of a fair value adjustment to acquired inventory.

Because we exceeded our non-GAAP net income target for fiscal year 2006, the annual cash bonus pool was larger than we had anticipated. Consequently, based on recommendations by the CEO and the Compensation Committee, the board of directors approved larger cash bonuses for the executive officers for fiscal year 2006. These bonuses are disclosed in the Non-Equity Incentive Compensation Plan Compensation column under Summary Compensation Table below. The fiscal year 2006 bonuses were paid in January 2007.

Long-Term Incentive Compensation

Stock Options. Based on our compensation philosophy and objectives, we intend to pay a substantial portion of the total compensation for our executive officers in the form of long-term equity incentives. Historically, this has been in the form of stock option awards that vest over a defined period of employment, which we believe best encourages employee retention and long-term performance, and aligns employee and stockholder interests. Stock options typically have been granted to executive officers when the executive first joins the Company, and annually as part of each executive’s annual performance review.

In general, options are granted with an exercise price equal to the fair market value of the common stock on the grant date. As defined in our stock option plans fair market value is the closing price of our common stock as quoted on the applicable trading market on the grant date. Typically, the Compensation Committee awards stock options that vest and become exercisable solely on the basis of continued employment, or other service, usually with respect to 25% of the total shares within one year after the date of grant and 1/48th of the total shares per month of service thereafter.

Option Grant Practices. Our board of directors has delegated to the Compensation Committee the authority to grant stock and other equity awards including awards to our executive officers. The Compensation Committee believes that having pre-determined grant dates throughout the year reduces the degree of subjectivity of option grant date selection, provides greater transparency to its option granting practices, and informs potential grantees of dates certain when grants may occur. In May 2006, the Compensation Committee adopted the following general procedures relating to the grant of stock options and other awards.

•

All new employee equity grants and existing employee annual performance-based equity grants will be presented by management for consideration by the Compensation Committee at each of the quarterly regularly scheduled Committee meetings;

•

The Compensation Committee will consider management’s recommendations and determine, in its judgment, the appropriate equity grants to be awarded to each employee of the Company with reference to guidelines previously approved by the Compensation Committee for the fiscal year; and

•

In each calendar quarter the Compensation Committee may grant equity awards to new and existing employees of the Company including executive officers only on the fourth trading day after the public release by the Company of its financial results for the most recently ended fiscal quarter.

In early fiscal year 2007, senior management and the Compensation Committee determined that the Company needed more opportunities to grant stock options to better match option grant dates with the hiring of new employees and the annual performance reviews of existing employees. Starting in April 2007, the Compensation Committee will grant stock options to executive officers and other employees of the Company only on the fifth day of each calendar month, or the next trading day if the NASDAQ Stock Market is closed on that date. In all circumstances, however, options will be considered granted only on the date the Compensation Committee meets and approves the grants, or the date on which all members of the Compensation Committee sign a unanimous written consent approving the grants.

The Compensation Committee annually reviews the long-term equity compensation provided to the Company’s executive officers to further the Company’s compensation philosophy and objectives to attract, retain and motivate its executive officers. Toward the end of each year the CEO submits his recommendations for target equity awards for the executive officers as group and for each executive officer for the following fiscal year to the Compensation Committee, which may accept or modify his recommendations. The Committee then recommends target annual equity awards to the board of directors for approval at the first meeting of the board in the new fiscal year. The board of directors has given the Compensation Committee discretion to grant equity awards to the executive officers on a case-by-case basis taking into account the target annual equity award and each individual’s performance and need of the Company to retain, reward and motivate the individual executive officers.

In determining the size of option awards for fiscal year 2006, the Compensation Committee and the board of directors took into account a number of standard compensation factors, as well as the following special considerations:

•	the Company’s size, industry and growth rate;

•	hiring of new employees in connection with the acquisition of the network search engine business of Cypress Semiconductor Corporation;

•	the competitive market for highly skilled talent; and

•	that the target stock option pool for the Company in 2006 would be approximately 6% to 8% of the common shares outstanding.

The Compensation Committee and the board of directors also determined that all executive officers as a group, including executive officers that are not named executive officers, should be targeted to receive approximately 1.5% of the number of shares outstanding on December 31, 2005. Based on the foregoing, in fiscal year 2006 the Compensation Committee granted our executive officers as a group options to purchase 256,625 shares of common stock, which represented approximately 1.4% of the 18,061,897 shares of common outstanding on December 31, 2005, and approximately 1.3% of the 20,415,801 shares of our common outstanding on December 31, 2006. These grants are presented in the Summary Compensation Table and Grants of Plan-Based Awards table, below.

The Compensation Committee also determines when to grant stock options to executive officers under the procedures outlined above. The Compensation Committee determines when to grant stock options to our executive officers based on a variety of factors including performance of the individual officers and the Company, volatility of the Company’s stock price, and the need of the Company to retain, motivate and promote the executive officers.

Based on a recommendation from the Company’s CEO, the Compensation Committee granted stock options to our executive officers on February 23, 2006, August 1, 2006 and October 31, 2006. Each grant was approximately one-third of the annual target grant for each individual, and is listed in the Grants of Plan-Based Awards table below. The Compensation Committee granted multiple installments of stock options to the executive officers in an attempt to average the exercise price of stock option grants to recipients over the course of the year, and to recognize individual and Company achievement of performance goals, which included exceeding the strategic and financial goals for the Company for fiscal year 2005, successfully acquiring a network search engine business from Cypress Semiconductor Corporation, successfully developing our new and most-advanced NL7000 and NL8000 knowledge-based processors, and increasing product revenue, gross margins, and non-GAAP net income in fiscal 2005 and fiscal 2006.

In determining the size of target option awards for fiscal year 2007, the Compensation Committee and the board of directors considered the same compensation factors they considered for fiscal year 2006, and targeted the stock option pool for the Company at approximately 5% to 7% of the common shares outstanding, and all executive officers as a group, at approximately 1.5% of the number of shares outstanding. Based on recommendations by the CEO, the Compensation Committee awarded approximately two-thirds of the 2007 executive officer pool early in the year to enhance the incentive and retention benefits of the awards. Each award vests and becomes exercisable solely on the basis of continued employment, or other service, with respect to one-fourth of the total shares on the first anniversary of the date of grant, and 1/48th of the total shares per month of service thereafter. The following table summarizes the stock options granted to the named executive officers on January 30, 2007:

Name	Grant Date	Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Share)
Ronald Jankov	1/30/2007	56,667	$23.94
Donald Witmer	1/30/2007	21,333	$23.94
Shigeyuki Hamamatsu	1/30/2007	5,000	$23.94
Marcia Zander	1/30/2007	21,333	$23.94
Varadarajan Srinivasan	1/30/2007	21,333	$23.94
Ibrahim Korgav	1/30/2007	21,333	$23.94

Until May 2006, the Compensation Committee had delegated authority to the CEO to award initial option grants to new employees and annual performance grants to existing employees other than the executive officers up to a maximum of 50,000 shares per individual in one calendar year. During 2006, initial grants to new employees by the CEO were approved as soon as possible on or after the employee’s first date of employment with the Company, and grants to existing employees were made in connection with their annual reviews.

Other Benefits

Employee Stock Purchase Plan. In order to provide employees at all levels with greater incentive to contribute to our success, the Company provides employees, including its executive officers, with the opportunity to purchase discounted shares of common stock under the 2004 Employee Stock Purchase Plan, which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. Offerings under this plan commence on the first business day on or after January 1 and July 1 of each year, unless otherwise specified by the board of directors. The offering period is open for six months. The price at which shares may be purchased during the offering period is the lower of 85% of the fair market value of a share of our common stock at either the beginning or end of each six-month period. The price of the total number of shares purchased by each employee is accumulated by payroll deductions over each offering period. An employee’s total purchases in any year can not exceed $25,000 in value or 10% of the total of his/her salary, whichever is less.

Additional Benefits. The Company offers additional benefits designed to be competitive with overall market practices, and to attract, retain and motivate the talent needed by the Company to achieve its strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in the Company’s Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. Certain named executive officers are entitled to receive additional benefits upon an acquisition of the Company as described below under Potential Payments Upon Termination Or Change-In-Control.

Tax Considerations

Our Compensation Committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to “covered” executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to our covered executive officers for the year ended December 31, 2006 that would be taken into account in determining a Section 162(m) limitation exceeded the $1 million limit. The Company’s employee stock option plans and option grants to executives have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of options with an exercise price equal to the fair market value of the shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the executive officers that would result in the application of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE
Steve Domenik, Chairman
Leonard Perham

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2006

The following table sets forth fiscal year 2006 compensation information for: (i) the principal executive officer; (ii) each individual who served as principal financial officer at any time during the fiscal year; and (iii) three other executive officers, who, based on their total compensation, were the most highly compensated in 2006; collectively, the “named executive officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Ronald Jankov Chief Executive Officer and President	2006	285,000		647,158	185,300	—		1,117,458

Donald Witmer Chief Financial Officer	2006	242,000		218,104	96,800	—		556,904

Shigeyuki Hamamatsu (5) Corporate Controller	2006	173,188		76,119	30,000			279,307

Marcia Zander Senior Vice President, Worldwide Sales	2006	351,998	(3)	249,641	85,000	12,309	(4)	698,948

Varadarajan Srinivasan Vice President of Product Development and Chief Technical Officer	2006	212,000		280,492	84,800	—		577,292

Ibrahim Korgav Senior Vice President, Worldwide Business Operations	2006	207,000		238,063	95,200	—		540,263

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2006. See Note 10 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of equity awards.

(2)	Refers to annual target bonus earned in fiscal 2006 and paid in fiscal 2007.

(3)	Includes $124,998 in sales commissions earned by Ms. Zander.

(4)	Represents a car allowance for Ms. Zander for fiscal 2006.

(5)

Mr. Hamamatsu served as the Company’s Interim Chief Financial Officer from October 24, 2006 to January 17, 2007. In connection with the interim appointment, Mr. Hamamatsu received a grant of 10,000 stock options on October 31, 2006

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2006

The following table sets forth certain information regarding options granted to the named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Ronald Jankov	10/31/2006			34,791	19.83	367,849
	8/1/2006			24,792	23.40	301,716
	2/23/2006			24,792	33.72	408,855
			203,775

Donald Witmer	10/31/2006			9,916	19.83	104,843
	8/1/2006			9,917	23.40	120,689
	2/23/2006			401	33.72	6,613
	2/23/2006			9,516	33.72	156,932
			101,640

Shigeyuki Hamamatsu	10/31/2006			10,000	19.83	105,731
	8/1/2006			7,500	23.40	91,274
			30,000

Marcia Zander	10/31/2006			14,916	19.83	157,708
	8/1/2006			9,917	23.40	120,689
	2/23/2006			813	33.72	13,408
	2/23/2006			9,104	33.72	150,138
			90,592

Varadarajan Srinivasan	10/31/2006			14,916	19.83	157,708
	8/1/2006			9,917	23.40	120,689
	2/23/2006			796	33.72	13,127
	2/23/2006			9,121	33.72	150,418
			89,040

Ibrahim Korgav	10/31/2006	(5)		9,916	19.83	104,843
	8/1/2006			14,917	23.40	181,538
	2/23/2006			504	33.72	8,312
	2/23/2006			9,413	33.72	155,234
			91,308

(1)

Except as identified in footnote 5, such grants have a 10-year life and, unless otherwise noted, vest with respect to 25% of the shares on the first anniversary of the date of grant and 1/48th of the shares per month of service thereafter.

(2)

The amounts refer to the potential payouts under our annual bonus plan. At their discretion, the Compensation Committee has the authority to pay any NEO in excess of or below their targeted bonus amount. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the board of directors in January 2007 upon completion of the consolidated financial statements for fiscal 2006.

(3)	The exercise price for the option awards is equal to the closing price of our common stock on Nasdaq National Market or Nasdaq GSM, as the case may be, on the grant date.

(4)

The dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (SFAS 123R), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. Please see Note 10 in the Company’s consolidated financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of the estimates used to value these options.

(5)

This grant has a 10-year life and, unless otherwise noted, vests with respect to 33% of the shares on the first anniversary of the date of grant and 1/36th of the shares per month of service thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2006

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2006:

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Ronald Jankov	50,000	(3)(4)	0	$13.00	5/31/2014
	30,208	(13)	19,792	$12.00	7/8/2014
	13,542	(15)	11,458	$6.04	10/26/2014
	9,114	(17)	12,761	$12.65	4/19/2015
	9,114	(18)	12,761	$12.49	4/25/2015
	6,835	(19)	15,040	$21.41	9/14/2015
	6,379	(20)	15,496	$18.10	10/9/2015
	0	(22)	24,792	$33.72	2/22/2016
	0	(23)	24,792	$23.40	7/31/2016
	0	(24)	34,791	$19.83	10/30/2016

Don Witmer	67,747	(10)	0	$2.00	1/19/2014
	3,438	(4)	0	$13.00	5/31/2014
	625	(13)	2,969	$12.00	7/8/2014
	1,041	(15)	5,731	$6.04	10/26/2014
	729	(17)	5,105	$12.65	4/19/2015
	729	(18)	5,105	$12.49	4/25/2015
	2,734	(19)	6,016	$21.41	9/14/2015
	2,551	(20)	6,199	$18.10	10/9/2015
	0	(22)	9,917	$33.72	2/22/2016
	0	(23)	9,917	$23.40	7/31/2016
	0	(24)	9,916	$19.83	10/30/2016

Marcia Zander	4,499	(3)(6)	0	$2.00	4/20/2013
	12,500	(3)(8)	0	$2.00	10/6/2013
	12,500	(3)(11)	0	$2.00	1/19/2014
	9,750	(3)(4)	0	$13.00	5/30/2014
	2,500	(13)	5,937	$12.00	7/8/2014
	2,084	(15)	5,729	$6.04	10/26/2014
	1,458	(17)	5,105	$12.65	4/19/2015
	1,458	(18)	5,105	$12.49	4/25/2015
	2,734	(19)	6,016	$21.41	9/14/2015
	2,551	(20)	6,199	$18.10	10/9/2015
	0	(22)	9,917	$33.72	2/22/2016
	0	(23)	9,917	$23.40	7/31/2016
	0	(24)	14,916	$19.83	10/30/2016

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Varadarajan Srinivasan	37,500	(3)(12)	0	$2.00	6/3/2012
	37,500	(3)(7)	0	$2.00	6/2/2013
	25,000	(3)(4)	0	$13.00	5/31/2014
	15,104	(13)	9,896	$12.00	7/8/2014
	8,125	(15)	6,875	$6.04	10/26/2014
	3,460	(17)	5,290	$12.65	4/19/2015
	3,645	(18)	5,105	$12.49	4/25/2015
	2,734	(19)	6,016	$21.41	9/14/2015
	2,551	(20)	6,199	$18.10	10/9/2015
	0	(22)	9,917	$33.72	2/22/2016
	0	(23)	9,917	$23.40	7/31/2016
	0	(24)	14,916	$19.83	10/30/2016

Ibrahim Korgav	521	(3)(5)	0	$2.00	3/4/2013
	3,646	(3)(9)	0	$2.00	1/19/2014
	312	(13)	2,969	$12.00	7/8/2014
	521	(15)	5,729	$6.04	10/26/2014
	1,668	(17)	8,022	$12.65	4/19/2015
	3,852	(18)	8,021	$12.49	4/25/2015
	2,734	(19)	6,016	$21.41	9/14/2015
	2,551	(20)	6,199	$18.10	10/9/2015
	0	(22)	9,917	$33.72	2/22/2016
	0	(2)(23)	14,917	$23.40	7/31/2016
	0	(24)	9,916	$19.83	10/30/2016

Shigeyuki Hamamatsu	417	(14)	8,333	$6.49	10/19/2014
	104	(16)	2,604	$10.26	1/18/2015
	74	(17)	1,823	$12.65	4/19/2015
	65	(18)	1,823	$12.49	4/25/2015
	976	(19)	2,149	$21.41	9/14/2015
	4	(21)	0	$27.24	12/30/2015
	0	(23)	7,500	$23.40	7/31/2016
	0	(24)	10,000	$19.83	10/30/2016

(1)

Except as identified in footnotes 2 and 21, such grants have a 10-year life and, unless otherwise noted, vest with respect to 25% of the total number of shares on the first anniversary of the date of grant and 1/48th of the shares per month of service thereafter.

(2)	This grant has a 10-year life and vest with respect to 33% of the total number of shares on the first anniversary of the date of grant and 1/36th of the shares per month of service thereafter.

(3)	These grants were immediately exercisable at the time of grant, subject, however, to vesting.

(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/1/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 12/31/2003 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 5/1/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(7)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/2/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(8)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/7/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(9)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 12/31/2004 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(10)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/13/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(11)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/20/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(12)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 6/1/2003 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(13)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 7/1/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(14)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 8/18/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(15)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/27/2005 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(16)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 1/19/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(17)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/20/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(18)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 4/26/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(19)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 9/15/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(20)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/10/2006 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(21)	Stock options fully vested on 12/30/2005.

(22)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 2/23/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(23)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 8/1/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

(24)	Stock options vest at the rate of 25% of the total number of shares subject to the option on 10/31/2007 and 1/48th of the total number of shares vest monthly on the last day of the month thereafter.

OPTIONS EXERCISES DURING FISCAL 2006

The following table summarizes the options exercised by our named executive officers during the year ended December 31, 2006 and the values realized upon exercise:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Ronald Jankov	—	—
Donald Witmer	34,000	$973,222.69
Shigeyuki Hamamatsu	15,380	$266,907.74
Varadarajan Srinivasan	—	—
Marcia Zander	57,298	$1,617,476.12
Ibrahim Korgav	42,447	$930,675.98

(1)

Value is the excess of the closing price of a share of common stock on the NASDAQ GSM on the date of exercise over the exercise price multiplied by the number of shares purchased upon exercise of the option.

Equity Compensation Plan Summary

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and

•	All compensation plans not previously approved by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options as of December 31, 2006	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans as of December 31, 2006 (1)
Equity compensation plans approved by stockholders (2)	3,716,951	$17.62	2,438,284
Equity compensation plans not approved by stockholders (3)	87,300	$21.36	—

(1)	This number includes 2,340,110 shares available for future grant under our 2004 Stock Plan and 98,171 shares available for future issuance under our 2004 Employee Stock Purchase Plan.

(2)

This reflects our 2000 Plan, 2004 Plan and 2004 Employee Stock Purchase Plan. The 2004 Plan provides for an annual increase of 150,000 shares in the number of shares reserved thereunder on January 1 of each year. The 2004 Employee Stock Purchase Plan provides for an annual increase of 75,000 shares in the number of shares reserved thereunder on January 1 of each year.

(3)

This reflects stock options granted in 2006 in accordance with Marketplace Rule 4350(i)(l)(A)(iv) of the NASDAQ listing rules to new employees as inducements material to their entering into employment with the Company. All such stock options have an exercise price equal to the fair market value on their grant dates. The options have a 10 year term and vest over four years as follows: with respect to one-fourth of the shares subject to the option vest on the first anniversary of the vesting commencement date, and one thirty-sixth of the remaining shares subject to such option at the end of each calendar month thereafter, subject to the optionee’s continuous service with the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our employment offer letter with Ibrahim Korgav, our senior vice president of worldwide business operations, provides that if we terminate Mr. Korgav’s employment other than for misconduct (which includes gross negligence, willful misconduct and fraud) prior to a change of control of our Company, we are obligated to pay him six months’ salary, provide him with an additional six months of applicable employee benefits, and accelerate the vesting of his options to purchase common stock for an additional 12 months. If Mr. Korgav’s employment is involuntarily terminated (which includes relocation or a reduction in duties, title or compensation and benefits) after a change of control of our Company, we are obligated to pay Mr. Korgav six months’ salary and to provide him with an additional six months of applicable employee benefits.

Our employment offer letter with Varadarajan Srinivasan, our vice president of product development and chief technology officer, provides that if we terminate Mr. Srinivasan’s employment for any reason, we are obligated to pay him three months’ salary as a severance payment.

Our employment offer letter with Donald Witmer, our former chief financial officer, provides that if we terminate Mr. Witmer’s employment for other than misconduct (which includes gross negligence, willful misconduct and fraud) within six months after replacing Mr. Ronald Jankov with a new chief executive officer, we will provide Mr. Witmer with six months’ salary and 12 months’ acceleration of vesting for any options granted to Mr. Witmer before such termination. If we terminate Mr. Witmer’s employment for other than misconduct within six months and one day, and 12 months after replacing Mr. Ronald Jankov with a new chief executive officer, we must pay Mr. Witmer severance equal to three months’ base salary and accelerate vesting for any options granted to Mr. Witmer before such termination by six months.

Receipt of the above benefits may be conditioned upon the execution of separation and release agreements.

In March 2005, our compensation committee approved a change-in-control agreement for Ms. Zander and Mr. Witmer. Pursuant to this agreement each will be entitled to receive a severance payment equal to 50% of his or her respective annual salary at that time, in addition to any other amounts and benefits to which each may be entitled, if the employment is terminated for any of the following reasons within two years following a change in control of our Company:

•	assignment to the officer of duties incompatible with the officer’s position;

•	failure to maintain the officer in this position and its reporting relationship or a substantial diminution in the nature of the officer’s authority or responsibilities;

•

reduction in the officer’s then current base salary or in the bonus or incentive compensation opportunities or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives;

•

termination of the officer’s employment, for any reason other than voluntary termination or the officer’s misconduct; relocation of the officer’s principal place of business to a location more than 30 miles from the location of such office on the date of the change-in-control agreement;

•	failure to pay the officer any material amounts otherwise vested and due the officer under the change-in-control agreement or under any plan, program or policy; or

•	the officer’s death or disability.

Under this agreement, a change in control results when there is an acquisition of 45% or more of our outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the company which results in a change in the majority of the directors on the board of directors, a new stockholder or group receiving at least 45% of the outstanding voting securities, or our former stockholders retaining less than 50% of our outstanding voting securities.

All option agreements for option grants to our named executive officers and other senior management of the Company since July 2002, provide that in the event of a change of control of the Company, and if the options are not assumed by the successor corporation, the vesting of the options will accelerate with respect to an additional 24 months, measured from the date of the change of control. If the options are assumed by the successor corporation but a named executive officer is involuntarily terminated (as defined in the agreement) within 24 months after the effective date of the change of control, the vesting of the named executive officer’s options will accelerate with respect to such additional number of shares as the officer would have received if he or she had remained employed for the 24-month period. Under the agreement a change of control is defined generally as the sale of all or substantially all of our assets or the merger or consolidation of our company with or into another corporation (except where existing holders of more than 50% of the voting securities retain their voting power)

Under the executive employment agreement provisions described above, if (a) a change in control had occurred on December 31, 2006 and (b)(1) the employment of the named executive officers had been terminated or (2) the acquiring entity did not assume their options outstanding on that date, the following payments would have been required to the named executive officers:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	1,014,416	—	41,243	1,055,659
Donald Witmer	121,000		96,800	1,078,309		22,338	1,318,447
Shigeyuki Hamamatsu	—		—	208,879	—	7,294	216,173
Marcia Zander	144,750	(1)	84,900	494,223	—	36,669	760,542
Varadarajan Srinivasan	53,000		—	523,732	—	27,512	604,244
Ibrahim Korgav	103,500		—	368,654	4,482	10,186	486,822

(1)	Includes quarterly commissions earned of $31,250.

(2)

The following numbers of option shares would have vested immediately as a result of acceleration on December 31, 2006 for each of the named executive officers. The value is calculated as the intrinsic value per share, multiplied by the number of shares that would become fully vested upon the change in control. The intrinsic value per share is calculated as the excess of the closing price of the common stock on the Nasdaq GSM of $21.69 on December 29, 2006 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation. The amount stated in the table equals the aggregate intrinsic value of all of such shares.

Name	Number of Accelerated Stock Options
Ronald Jankov	196,683
Donald Witmer	104,313
Shigeyuki Hamamatsu	34,232
Marcia Zander	82,883
Varadarajan Srinivasan	88,194
Ibrahim Korgav	74,831

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

Under the executive employment agreement provisions described above, if (a) a change in control had occurred on December 31, 2006 and (b)(1) the employment of the named executive officers had been terminated and (2) the acquiring entity had assumed their outstanding options on that date, the following payments to the named executive officers would have been required:

Name	Salary ($)		Bonus ($)	Stock Options ($) (2)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (3)
Ronald Jankov	—		—	933,993	—	41,243	975,236
Donald Witmer	121,000		96,800	1,049,554		22,338	1,289,692
Shigeyuki Hamamatsu	—		—	194,257	—	7,294	201,551
Marcia Zander	144,750	(1)	84,900	461,207	—	36,669	727,526
Varadarajan Srinivasan	53,000		—	490,300	—	27,512	570,812
Ibrahim Korgav	103,500		—	332,294	4,482	10,186	450,462

(1)	Includes quarterly commissions earned of $31,250.

(2)

The following numbers of option shares would have vested immediately for each named executive officer stated in the table and the amount shown in the table equals the aggregate intrinsic value of all such shares, determined as described in note (2) to the table, above.

Name	Number of Accelerated Stock Options
Ronald Jankov	150,869
Donald Witmer	87,413
Shigeyuki Hamamatsu	25,313
Marcia Zander	64,104
Varadarajan Srinivasan	69,336
Ibrahim Korgav	55,424

(3)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

If involuntary termination of employment had occurred on December 31, 2006 other than in connection with a change in control, the following severance payments to the named executive officers listed below would have been required under their respective employment offer letters:

Name	Salary ($)	Stock Options ($) (1)	Health Benefits ($)	Accrued and Unused Personal Time Off ($)	Total Payout ($) (2)
Donald Witmer	121,000	875,501	—	22,338	1,018,839
Varadarajan Srinivasan	53,000	—	—	27,512	80,512
Ibrahim Korgav	103,500	205,154	4,842	10,186	323,682

(1)

The following number of option shares would have vested immediately on December 31, 2006 for each named executive officer stated in the table and the amount shown in the table equals the aggregate intrinsic value of all such shares, determined as described in note (2) to the table above.

Name	Number of Accelerated Stock Options
Donald Witmer	63,866
Ibrahim Korgav	31,790

(2)

In determining the amounts in this column each named executive officer is presumed to receive the maximum amount payable under his or her employment agreement. The time value of money has not been taken into account in determining these amounts.

Employment Agreements

In addition to the employment agreement terms summarized above, we have entered into employment offer letters with each of our named executive officers. Each letter sets forth specifies the named executive officer’s initial base salary amount, bonus arrangement, if any, and initial stock option grant. None of the letters indicate a specific term of employment, and each officer’s employment may be terminated by either party at any time.

As of April 9, 2007, Mr. Witmer resigned from his position as the Company’s vice president and chief financial officer due to medical reasons, and entered into an amended employment offer letter, which provides for his continued employment with us through December 31, 2007 to advise our chief executive officer and interim chief financial officer, to assist us in identifying and hiring a new chief financial officer, and to participate in the transition of Mr. Witmer’s duties to the new chief financial officer. During this period, Mr. Witmer will receive a base annualized salary of $127,050, and will continue to participate in our bonus plan, stock option plans and receive all other benefits of employment.

Also effective April 9, 2007, Mr. Hamamatsu was appointed our interim chief financial officer, in addition to his duties as corporate controller, until we hire a new chief financial officer.

The Company also has entered into agreements to indemnify its current and former directors and executive officers, in addition to the indemnification provided for in the Company’s certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers for many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock owned by each person or entity we know to be the beneficial owner of more than five percent of our common stock as of March 20, 2007, and by our current directors, by the nominees for election as directors, by each of our named executive officers and by all of our directors and executive officers as of March 20, 2007 as a group. Ownership information is based upon information provided by the individuals.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase our common stock that are presently exercisable or exercisable within 60 days of the date of this Proxy Statement are included in the total number of shares beneficially owned for the person holding those options or warrants and are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 20,727,898 shares outstanding as of March 20, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Godinho Family Revocable Living Trust dated April 21, 1995 (1) c/o NetLogic Microsystems, Inc. 1875 Charleston Rd. Mountain View, CA 94043	3,099,367	15.0%
AXA (2) c/o AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	2,498,613	12.1%
Franklin Advisers, Inc. (3) One Franklin Parkway San Mateo, CA 94403	1,339,120	6.5%
Wasatch Advisors, Inc. (4) 150 Social Hall Avenue Salt Lake City, UT 84111	1,110,946	5.4%
Citadel Investment Group, LLC (5) 131 S. Dearborn Street 32nd Floor Chicago, Illinois 60603	1,075,206	5.2%
Norman Godinho (1)	3,099,367	15.0%
Ronald Jankov (6)	794,625	3.8%
Steve Domenik (7)	32,027	* %
Varadarajan Srinivasan (8)	241,677	1.2%
Leonard Perham (9)	171,485	* %
Douglas Broyles (10)	99,067	* %
Ibrahim Korgav (11)	25,667	* %
Marcia Zander (12)	62,517	* %
Donald Witmer (13)	84,421	* %
Alan Krock (14)	27,500	* %
Shigeyuki Hamamatsu (15)	3,270	* %
All directors and executive officers as a group (14 persons) (16)	4,760,248	23.0%

*	Less than 1% of the outstanding common stock.

(1)

Includes 20,000 shares of our common stock issuable upon the exercise of options, 150,000 shares held by The Godinho Bypass Trust DTD June 12, 1995; 102,500 shares held by The Godinho Children’s Trust, DTD November 7, 1983; and 2,806,867 shares held by The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee. Mr. Godinho has sole voting and investment power with respect to 100% of these shares. Mr. Godinho disclaims beneficial ownership of the shares held by The Godinho Bypass Trust DTD June 12, 1995 and The Godinho Children’s Trust, DTD November 7, 1983.

(2)

This information is based on Amendment No. 51 of the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), AXA and AXA Financial, Inc. pursuant to a joint filing agreement. Mutuelles AXA, located at 26, rue Drouot, 75009 Paris, France, as a group controls AXA. AXA is the parent holding company of AXA Financial, Inc., and Alliance Bernstein L.P. and AXA Equitable Life Insurance Company are subsidiaries of AXA Financial, Inc. and operate under independent management and make independent voting and investment decisions. Muetuelles AXA has sole voting power with respect to 1,823,132 shares, and sole investment power with respect to 2,498,613 shares.

(3)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2007 by Frankin Advisers, Inc.

(4)

This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 15, 2007 by Wasatch Advisors, Inc, an investment advisor registered under section 203 of the Investment Advisers Act of 1940.

(5)

This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 21, 2007 by a group of funds under common management by Citadel Investment Group., L.L.C., which has shared voting and investment power with respect to 100% of the shares.

(6)

Includes 38,998 shares of our common stock issuable upon the exercise of options and 356,060 shares of our common stock held by Global Link 1 Capital, of which Mr. Jankov is a trustee. Mr. Jankov is our President and Chief Executive Officer and one of our directors.

(7)

Includes 20,000 shares of our common stock issuable upon the exercise of options, 18 shares directly owned by SRB Associates VIII L.P. (“SRB VIII”) and 1,705 shares directly owned by Sevin Rosen Bayless Management Company (“SRBMC”). Mr. Domenik is a general partner of SRB VIIII and a director of SRBMC. Mr. Domenik has shared voting and investment power with respect to, and disclaims beneficial ownership of, the shares held by SRB VIII and SRBMC except to his pecuniary interest therein.

(8)	Includes 47,441 shares of our common stock issuable upon the exercise of options. Mr. Srinivasan is our Vice President of Product Development and Chief Technical Officer.

(9)	Includes 20,000 shares of our common stock issuable upon the exercise of options.

(10)	Includes 20,000 shares of our common stock issuable upon the exercise of options.

(11)

Includes 25,676 shares of our common stock issuable upon the exercise of options. Also includes 5,208 shares held by The Korgav Family Trust dated October 2, 1989, Ibrahim Korgav and Sandra Lee Korgav, Trustees. Mr. Korgav is our Senior Vice President of Manufacturing and Business Operations.

(12)	Includes 61,645 shares of our common stock issuable upon the exercise of immediately-exercisable options. Ms. Zander is our Vice President of Sales.

(13)

Includes 84,421 shares of our common stock issuable upon the exercise of immediately-exercisable options. Mr. Witmer served as our Chief Financial Officer and Vice President from January 2004 through April 9, 2007. Mr. Witmer presently serves as an advisor to the Company’s chief executive officer and interim chief financial officer.

(14)	Includes 27,500 shares of our common stock issuable upon the exercise of options.

(15)	Includes 3,270 shares of our common stock issuable upon the exercise of options.

(16)	Includes 471,005 shares of our common stock issuable upon the exercise of options.

TRANSACTION WITH RELATED PERSONS

During fiscal 2006, we believe there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Compensation of Non-employee Directors” and “Executive Compensation” above.

It is our policy to require that all transactions between us and any related person, as defined above, must be approved by a majority of our board of directors, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Directors, executive officers and greater than 10% holders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of Forms 3 and 4 received during 2006 and Forms 5 (or any written representations) received with respect to fiscal year 2006, we believe that all directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during 2006, except that Mr. Godinho did not timely file a Form 4 to report the March 30, 2006 purchase of 1,500 shares of our common stock. The transaction was reported to the SEC on a Form 5 on February 14, 2007.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of independent directors as determined in accordance with Marketplace Rule 4200(a)(15) of the NASDAQ listing rules and Rule 10A-3 of the Securities Exchange Act of 1934. During fiscal year 2006, the Audit Committee operated pursuant to a written charter adopted by the board of directors effective May 18, 2004, a copy of which was attached to our proxy statement for our 2004 annual meeting of stockholders, and which is also located on our website at www.netlogicmicro.com.

The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. The Audit Committee also monitors the performance of the Company’s independent registered public accounting firm, and reviews the audit report on the financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with our Audit Committee any issues they believe should be raised with us. The Audit Committee’s responsibilities under the Audit Committee Charter include the selection or dismissal of the Company’s independent registered public accounting firm, review of the scope of the annual audits, and approval of fees to be paid to the Company’s independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for fiscal year 2006 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended. PwC provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed PwC’s independence with members of that firm. Based on the discussions with PwC concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors that the Company’s financial statements for the fiscal year ended December 31, 2006 be included in its 2006 Annual Report on Form 10-K filed with the SEC.

The Audit Committee of the Board of Directors:
Alan Krock, Chairman
Leonard Perham
Steve Domenik

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, two Class III directors are to be elected to serve until the 2010 annual meeting of stockholders and until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. There are two nominees, both of whom are currently directors of the Company. Each of these nominees has been recommended by our governance and nominating committee for re-election to our board of directors and has been approved by our board of directors for nomination.

NOMINEES

Set forth below is information regarding the nominees for election to our board of directors:

Name	Position(s) with the Company	Year First Elected Director
Leonard Perham	Director	2000

Alan Krock	Director	2005

Each person nominated has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Our board of directors unanimously recommends that the stockholders vote FOR the election of both of the above nominees.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2007

Our audit committee meets with PricewaterhouseCoopers LLP (“PwC”) several times a year. At such times, our audit committee reviews both audit services performed by PwC as well as the fees charged for such services.

Audit Fees

The following table shows the fees paid or accrued (in thousands) by us for the audit and other services provided by PwC for fiscal 2006 and 2005. During the fiscal years ended December 31, 2006 and 2005, no other fees were billed by PwC for information, technology consulting or any other services.

	2006	2005
Audit Fees (1)	$888	$727
Audit-Related Fees	—	—
Tax Fees	15	—
All Other Fees	2	—

Total	$905	$727

(1)

Audit fees consist of the aggregate fees for professional services rendered by PwC for the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act and review of condensed financial statements included in quarterly reports on Form 10-Q. In addition, audit fees in fiscal 2006 included the fees for professional services rendered by PwC in connection with the Company’s filing of Form S-3 and the acquisition of certain assets of the network search engine business from Cypress Semiconductor Corporation.

In the event the stockholders fail to ratify and approve our audit committee’s appointment, our audit committee will reconsider its selection. Even if the appointment is ratified and approved, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the Company’s and the stockholders’ best interests.

Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Our board of directors unanimously recommends that the stockholders vote FOR the proposal to ratify our audit committee’s appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

To be considered for inclusion in the Company’s proxy statement relating to the 2008 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date the Company begins to print and mail its proxy materials for the 2008 Annual Meeting of Stockholders, but in no event later than December 16, 2007.

For any other business to be properly submitted by a stockholder for the 2008 Annual Meeting of Stockholders, the stockholder must give timely notice in writing to the Company. To be considered timely for the 2008 Annual Meeting of Stockholders, the stockholder’s notice must be received no later than December 16, 2007, unless otherwise permitted by applicable rules. All stockholder proposals should be addressed to the attention of the Secretary at the principal office of the Company and contain the information required by the Company’s bylaws.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, our board of directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald S. Jankov
President and Chief Executive Officer

Mountain View, California

April 20, 2007

NETLOGIC MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 18, 2007

8:00 a.m. (Pacific Time)

To be held at:

BINGHAM McCUTCHEN LLP

1900 University Avenue

East Palo Alto, CA 94303

NetLogic Microsystems, Inc. 1875 Charleston Road Mountain View, CA 94043	proxy

This proxy is solicited by the NetLogic Microsystems, Inc. Board of Directors for use at the Annual Meeting on May 18, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Mr. Ronald Jankov and Mr. Roland Cortes, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/netl/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 17, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NetLogic Microsystems, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

NetLogic Microsystems, Inc.’s board of directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01	Leonard Perham	☐	Vote FOR	☐	Vote WITHHELD
		02	Alan Krock		all nominees		from all nominees
					(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for NetLogic Microsystems, Inc. for the fiscal year ending December 31, 2007.			☐ For	☐ Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.